EXHIBIT 99.1

News Release                                                  [Graphic Omitted]

For more information:
David Doolittle
Refocus Group                                               Refocus Group, Inc.
404-879-9266                          10300 North Central Expressway, Suite 104
ddoolittle@refocus-group.com                                  Dallas, TX  75231



                 Court Grants Refocus Group's Motion To Dismiss
                        Biolase Presbyopia Patent Lawsuit


DALLAS, July 6, 2005--Refocus Group, Inc. (OTC: RFCG.OB, www.refocus-group.com), a medical device company engaged in the research and development of treatments for eye disorders, today announced that the U.S. District Court for the Central District of California has granted Refocus Group's motion to dismiss a lawsuit filed by Biolase Technology, Inc. in Feb. 2005.

In its complaint, Biolase sought a declaratory judgment that Refocus Group's U.S. Patent No. 5,489,299 entitled, "Treatment of Presbyopia and Other Eye Disorders," is invalid, unenforceable and not infringed by Biolase. The "299" patent is directed in part to Refocus Group's principal products and scleral spacing/expansion technology and medical procedures.

In moving to dismiss, Refocus argued that Biolase did not meet the prerequisites for cases brought under the Declaratory Judgment Act. In the order dismissing the case without prejudice (entered June 23, 2005) the court agreed with Refocus Group and found that Biolase failed to show that 1) it had "reasonable apprehension of suit" at the time the case was filed; and 2) it had "taken the necessary concrete steps with the intent to conduct activities which could constitute infringement." Biolase has the right to appeal the court's ruling and Refocus Group will vigorously defend any such appeal.

Biolase, a dental laser company, had announced in February 2005 (one day preceding the filing of their lawsuit against Refocus Group) a licensing agreement with Surgilight, Inc. regarding certain presbyopia laser patents. Concurrently, Biolase had been seeking a similar license from Refocus regarding certain patent rights including rights applicable to the use of lasers in the treatment of presbyopia.


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About Refocus Group

Refocus Group (OTC: RFCG.OB, www.refocus-group.com) is a Dallas-based medical device company engaged in the research and development of treatments for eye disorders. Refocus holds over 90 domestic and international pending applications and issued patents, the vast majority directed to methods, devices and systems for the treatment of presbyopia, ocular hypertension and primary open-angle glaucoma. The company's most mature device is its patented scleral implant and related automated scleral incision handpiece and system, used in the Scleral Spacing Procedure for the surgical treatment of presbyopia, primary open-angle glaucoma and ocular hypertension in the human eye. See the company's public filings at www.sec.gov for a discussion of, among other items, the company's recently announced intention to effect a going private transaction.

About Refocus Group's Scleral Spacing Procedure

Refocus Group's Scleral Spacing Procedure (SSP) for surgically treating presbyopia, primary open-angle glaucoma and ocular hypertension utilizes four scleral implants, preferably, each relatively the size of a small grain of rice, which are surgically implanted just under the surface of the sclera (white of eye) in four quadrants. Presbyopia is a vision disorder that affects virtually 100 percent of the population over age 40, while glaucoma affects millions worldwide and is a leading cause of blindness. The surgical procedure is the same for presbyopia, glaucoma and/or ocular hypertension. For the latter of these two conditions, the company believes that the procedure helps restore the natural base-line tension in the ciliary body, allowing for improvement in the natural drainage of the eye and the lowering of intraocular pressure. In the case of presbyopia, the company believes that the procedure helps reduce the crowding of the underlying tissues surrounding the crystalline lens, allowing the muscles to once again naturally reshape the lens and accommodate (focus) the eye. The uniqueness of the company's technology is that it does not remove tissue from the eye, does not affect the cornea and is believed to be fully reversible--unlike laser vision surgery or more invasive treatments involving the permanent removal and replacement of the crystalline lens with an intraocular lens. The procedure can be performed on an outpatient basis under topical or local anesthesia. The company's implant device is limited, in the United States, by federal law to investigational use, pending approval by the Food and Drug Administration.

FORWARD LOOKING STATEMENTS:

This release contains certain "forward-looking statements" relating to the business of Refocus Group, which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including uncertainties relating to being able to continue as a


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going concern, assumption of manufacturing, marketing and distribution functions from a former licensee, product development, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are, or will be, described in greater detail in our filings with the Securities and Exchange Commission. Refocus Group is under no obligation to
(and  expressly   disclaims  any  such   obligation  to)  update  or  alter  its
forward-looking statements whether as a result of new information, future events or otherwise.

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